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                                  EXHIBIT 99.3

                          QUESTION AND ANSWER BROCHURE

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FACTS ABOUT CONVERSION


The Board of Directors of Guaranty and Savings Homestead Association (the "Association") unanimously adopted a Plan of Conversion (the "Plan") to convert from a federally chartered mutual savings association to a federally chartered stock savings association.


This brochure answers some of the most frequently asked questions about the Plan and about your opportunity to invest in GS Financial Corp., (the "Company"), the newly formed corporation that will serve as holding company for the Association following the conversion.


Investment in the stock of GS Financial Corp. involves certain risks. For a discussion of these risks and other factors, investors are urged to read the accompanying Prospectus, especially the discussion under the heading "Risk Factors".


WHY IS THE ASSOCIATION CONVERTING TO STOCK FORM?
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The stock form of ownership is used by most business corporations and an increasing number of savings institutions. Through the sale of stock, the Association will raise additional capital enabling it to:

     - support and expand its current financial and other services.

     - allow customers and friends to purchase stock and share in the Company's and the Association's future.


WILL THE PLAN AFFECT ANY OF MY DEPOSIT ACCOUNTS OR LOANS?
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No.  The Plan will have no effect on the balance or terms of any savings account or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit. YOUR SAVINGS ACCOUNT IS NOT BEING CONVERTED TO STOCK.


WHO IS ELIGIBLE TO PURCHASE STOCK IN THE SUBSCRIPTION OFFERING?
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Certain past and present depositors and borrowers of the Association, and the
Association's Employee Stock Ownership Plan.


HOW MANY SHARES OF STOCK ARE BEING OFFERED AND AT WHAT PRICE?
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GS Financial Corp. is offering up to 2,990,000 shares of common stock, subject to adjustment as described in the Prospectus, at a price of $10.00 per share through the Prospectus.

HOW MUCH STOCK MAY I BUY?
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The minimum order is 25 shares.  No person may purchase more than $250,000 of common stock and no person, together with associates of and persons acting in concert with such person, may purchase more than $700,000 of common stock.

DO MEMBERS HAVE TO BUY STOCK?
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No.  However, the Plan will allow the Association's depositors and borrowers an opportunity to buy stock and become charter shareholders of the holding company for the local financial institution with which they do business.


HOW DO I ORDER STOCK?
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You must complete the enclosed Stock Order Form and the Certification Form.
Instructions for completing your Stock Order Form and Certification Form are contained in this packet. Your order must be received by x:00 p.m., Central Time, on XXXX xx, 1997.

HOW MAY I PAY FOR MY SHARES OF STOCK?
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First, you may pay for stock by check, cash or money order.  Interest will be paid by the Association on these funds at the passbook rate, which is currently 0.00% per annum, from the day the funds are received until the completion or termination of the Plan. Second, you may authorize us to withdrawal funds from your Association savings account or certificate of deposit for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the Plan.

CAN I PURCHASE SHARES USING FUNDS IN MY ASSOCIATION IRA ACCOUNT?
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Federal regulations do not permit the purchase of conversion stock from your existing Association IRA account. Please call our Conversion Information Center for additional information.


WILL THE STOCK BE INSURED?
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No.  Like any other common stock, the Company's stock will not be insured.

WILL DIVIDENDS BE PAID ON THE STOCK?
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The Board of Directors of the Company intends pay a cash dividend in the future, subject to regulatory limits and requirements. No decision has been made as to the amount or timing of such dividends, if any.

HOW WILL THE STOCK BE TRADED?
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The Company's stock will trade on the Nasdaq National Market under the symbol
"XXXX". However, no assurance can be given that an active and liquid market will develop.


ARE OFFICERS AND DIRECTORS OF THE ASSOCIATION PLANNING TO
PURCHASE STOCK?
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Yes!  the Association's officers and directors plan to purchase, in the aggregate, $xxx,000 worth of stock or approximately x.x% of the stock offered at the midpoint of the offering range.

MUST I PAY A COMMISSION?
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No.  You will not be charged a commission or fee on the purchase of shares in the Plan.


SHOULD I VOTE?
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Yes.  Your "YES" vote is very important!

PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS!


WHY DID I GET SEVERAL PROXY CARDS?
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If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts.


HOW MANY VOTES DO I HAVE?
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Your proxy card(s) show(s) the number of votes you
have. Every depositor entitled to vote may cast one vote for each $100, or fraction thereof, on deposit as of the voting record date.


MAY I VOTE IN PERSON AT THE SPECIAL MEETING?
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Yes, but we would still like you to sign and mail your proxy today.  If you decide to revoke your proxy you may do so by giving notice at the special meeting.


FOR ADDITIONAL INFORMATION YOU MAY CALL OUR STOCK INFORMATION CENTER BETWEEN 9:00 A.M. AND 4:00 P.M. MONDAY THROUGH FRIDAY.


STOCK INFORMATION CENTER (504) 457-xxxx


GS FINANCIAL CORP
3798 Veterans Boulevard
Metairie, Louisiana 70002
Phone (504) 457-6220
Fax (504) 457-6227


_________________________________________________________________
STOCK OFFERING QUESTIONS AND ANSWERS
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GS FINANCIAL CORP.






THE STOCK OFFERED IN THE CONVERSION IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED. THIS IS NOT AN OFFER TO SELL OR A SOLICIATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS ACCOMPANIED BY A STOCK ORDER FORM AND CERTIFICATION FORM.